EXHIBIT 99.1

Company Contact:

Michael Anthofer

EVP and CFO

408-321-6711

Moriah Shilton

Investor Relations

408-321-6713

ITC to Review Administrative Law Judge's Initial Determination

SAN JOSE, Calif. - Jan. 30, 2009 - Tessera Technologies, Inc. (NASDAQ:TSRA) today announced the International Trade Commission (ITC) will review the Initial Determination by the Administrative Law Judge (ALJ) in the Investigation No. 337-TA-605 brought by Tessera against certain wireless chip and handset manufacturers (Wireless ITC action). The Commission's Final Determination is scheduled to be issued by April 3, 2009, and may accept or reject the Initial Determination in part or as a whole.

"We are encouraged that the Commission has decided to grant our petition to review the Initial Determination," said Henry R. "Hank" Nothhaft, president and CEO of Tessera. "We continue to believe the Initial Determination mistakenly rejected the methodology used at trial for determining patent infringement, the same basic methodology that was upheld in several other previous infringement cases brought by Tessera, including one before the full ITC. We hope that the ITC will follow its own precedent and overturn the Initial Determination. Such consistency by the ITC, among other judicial authorities, is essential to protecting U.S. domestic businesses like Tessera that develop new technologies and drive economic growth through innovation.

"The Commission also granted aspects of the respondents' petition and will review in part the ALJ's findings regarding validity in the Initial Determination. We strongly believe in the merits of our case proving the validity of the two patents asserted in this action and await the Commission's decision."

The Wireless ITC action originated in April 2007 when Tessera took legal action against ATI Technologies, Freescale Semiconductor, Inc., Motorola, Inc., Qualcomm, Inc., Spansion, Inc., Spansion, LLC and ST Microelectronics N.V. alleging patent infringement. In the Initial Determination on December 1, 2008, the ALJ agreed with Tessera on most of the material disputes between the parties and accepted Tessera's arguments on standing, claim construction, and priority date. The ALJ rejected each of the invalidity arguments raised by the respondents and ruled that Tessera's patents remain valid.

The ALJ disagreed, however, that the methodology used by one of Tessera's expert witnesses was sufficient to prove infringement.

In notable contrast to this aspect of the ruling, the full ITC upheld the same witness's methodology as a basis for finding infringement in Investigation No. 337-TA-432 (Sharp ITC action, 2002). Additionally, the same witness's methodology and testimony were accepted by the three-judge tribunal in Tessera's recent arbitration against Amkor Technology, Inc.

About Tessera

Tessera develops and delivers technologies for wireless, consumer and computing products. The company's packaging and interconnect solutions enable smaller, higher-functionality electronic devices. Tessera's imaging and optics solutions provide low-cost, high-quality camera functionality in electronic products and include image sensor packaging, wafer-level optics and image enhancement intellectual property. The company also offers customized micro-optic lenses, from diffractive and refractive optical elements to integrated micro-optical subassemblies. Tessera licenses its technologies, as well as delivers products based on these technologies, to promote the development of the supply chain infrastructure. The company is headquartered in San Jose, California. For information call 1.408.321.6000 or go to www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to Tessera's litigation strategy, procedural schedules, and the actions of government entities. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2008, include more information about factors that could affect the company's financial results.

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